                                                                     EXHIBIT 1.1




PRESS RELEASE                                     Contact:  Kenneth B. Roath
-------------                                               James G. Reynolds


                      HEALTH CARE PROPERTY INVESTORS, INC.
               REPORTS EARNINGS AND RECORD FUNDS FROM OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1998


NEWPORT BEACH, CALIFORNIA, April 16, 1998 -- Health Care Property Investors, Inc. (NYSE/HCP) announced today its operating results for the quarter ended March 31, 1998. Funds From Operations (FFO), the generally accepted measure of real estate investment trust operating performance, reached a record level of $22,714,000 or $0.75 per share of common stock for the three months ended March 31, 1998, up from $20,362,000, or $0.71 per share in the first quarter of the prior year, representing a 5.6% increase in the per share amounts. The Company defines FFO in accordance with the definition prescribed by the National Association of Real Estate Investment Trusts, as net income applicable to common shares, before gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and real estate related amortization.

Net Income applicable to common shares for the three months ended March 31, 1998 totaled $16,297,000 or $0.54 of basic earnings per share of common stock on revenue of $36,334,000 as compared to Net Income applicable to common shares of $17,119,000 or $0.60 of basic earnings per share of common stock on revenue of $30,867,000 for the three months ended March 31, 1997. Included in Net Income applicable to common shares and basic earnings per share for the quarter ended March 31, 1997 is a Gain on the Sale of Real Estate Properties of $2,047,000 or $0.07 per share of common stock.

Comparing the results for the three months ended March 31, 1998 with the corresponding period of the prior year, Kenneth B. Roath, Chairman and Chief Executive Officer of the Company, noted that the increased level of FFO and earnings is the result of approximately $262,000,000 and $42,000,000 of new investments during 1997 and for the three months ended March 31, 1998, and growth in revenue from the existing portfolio, offset, in part, by lower revenue on facility rollovers.

Base Rental Income increased $4,167,000 to $26,078,000 primarily as a result of the new investments discussed above. Interest and Other Income increased $1,202,000 to $4,845,000 from growth in the equity investments and from an increase in income from the operations of seven medical office buildings purchased during 1997. There were $797,000 in related facility operating expenses on these medical office buildings recorded during the first quarter of 1998. These medical office buildings are operated by property management companies on behalf of the Company. These positive effects were moderated by an increase in Depreciation/Noncash charges of $1,188,000 to $7,422,000 attributable directly to the acquisition activity during 1997 and early 1998, and an increase in Interest Expense of $855,000 to $7,617,000 due to increased borrowings utilized to finance recent acquisitions.

Health Care Property Investors, Inc.'s investment portfolio as of March 31, 1998, includes 251 facilities in 40 states. The Company's investments include 139 long-term care facilities, 75 congregate care and assisted living facilities, eight acute care hospitals, six freestanding rehabilitation hospitals, 19 medical office buildings, three physician clinics and one psychiatric care center. The Company is an equity-oriented real estate investment trust which invests directly or through joint ventures in health care related facilities.

                                    ########

                                                Kenneth B. Roath  (714) 221-0600
                                                James G. Reynolds


                     HEALTH CARE PROPERTY INVESTORS, INC.

                           Summary Quarterly Results
                     For the Quarter Ended March 31, 1998
               (Amounts in thousands, except per share amounts)


                                                                         Quarter Ended March 31,
                                                                      1998                   1997
                                                                     -------                -------
Revenue                                                              $36,334                $30,867

Net Income Applicable to Common Shares                               $16,297                $17,119(1)

Basic Earnings Per Common Share                                        $0.54                  $0.60(1)

Diluted Earnings Per Common Share                                      $0.54                  $0.59(1)

Weighted Average Shares Outstanding                                   30,237                 28,701
----------------------------------------------------------------------------------------------------

Funds From Operations                                                $22,714                $20,362

Basic Funds From Operations Per Share                                  $0.75                  $0.71

Diluted Funds From Operations Per Share                                $0.73                  $0.69

----------------------------------------------------------------------------------------------------

(1) Includes $2,047 or $0.07 of basic earnings per share and $0.06 of diluted earnings per share from Gain on Sale of Real Estate Properties during 1997.

                     HEALTH CARE PROPERTY INVESTORS, INC.
                      Supplementary Financial Information

                          CONSOLIDATED BALANCE SHEETS

                                                                                   March 31,          December 31,
(Unaudited) (Dollar amounts in thousands)                                            1998                1997
                                                                                   ---------          -----------
Assets
Real Estate Investments
     Buildings and Improvements                                                    $ 859,507           $ 837,857
     Accumulated Depreciation                                                       (177,196)           (170,502)
                                                                                   ---------           ---------
                                                                                     682,311             667,355
     Construction in Progress                                                          7,998              19,627
     Land                                                                            100,942              99,520
                                                                                   ---------           ---------
                                                                                     791,251             786,502
Loans Receivable                                                                     127,003             125,381
Investments in and Advances to Partnerships                                           33,150              14,241
Other Assets                                                                          11,600              10,756
Cash and Cash Equivalents                                                              3,185               4,084
                                                                                   ---------           ---------

Total Assets                                                                       $ 966,189           $ 940,964
                                                                                   =========           =========

Liabilities and Stockholders' Equity
Bank Notes Payable                                                                 $  82,000           $  66,900
Senior Notes Payable                                                                 284,970             275,023
Convertible Subordinated Notes due 2000                                              100,000             100,000
Mortgage Notes Payable                                                                10,582              10,935
Accounts Payable, Accrued Expenses and Deferred Income                                26,751              23,492
Minority Interests in Partnerships                                                    21,479              22,345
Stockholders' Equity:
     Preferred Stock                                                                  57,810              57,810
     Common Stock                                                                     30,246              30,216
     Additional Paid-In Capital                                                      410,093             408,924
     Cumulative Net Income                                                           462,237             444,759
     Cumulative Dividends                                                           (519,979)           (499,440)
                                                                                   ---------           ---------

Total Stockholders' Equity                                                           440,407             442,269
                                                                                   ---------           ---------

Total Liabilities and Stockholders' Equity                                         $ 966,189           $ 940,964
                                                                                   =========           =========

                     HEALTH CARE PROPERTY INVESTORS, INC.
                      Supplementary Financial Information

                     CONSOLIDATED STATEMENTS OF INCOME AND
                             FUNDS FROM OPERATIONS

(Unaudited) (Amounts in thousands,                                       Three Months
except per share amounts)                                               Ended March 31,
                                                                    -----------------------
                                                                     1998             1997
                                                                    -------          -------
Revenue
     Base Rental Income                                             $26,078          $21,911
     Additional Rental and Interest Income                            5,411            5,313
     Interest and Other Income                                        4,845            3,643
                                                                     36,334           30,867
                                                                    -------          -------
Expense
     Interest Expense                                                 7,617            6,762
     Depreciation/Noncash Charges                                     7,422            6,234
     Facility Operating Expenses                                        797                -
     Other Expenses                                                   1,872            1,781
                                                                     17,708           14,777
                                                                    -------          -------
Income From Operations                                               18,626           16,090
Minority Interests                                                   (1,148)          (1,018)
Gain on Sale of Real Estate Properties                                    -            2,047
                                                                    -------          -------
Net Income                                                          $17,478          $17,119
Dividends to Preferred Stockholders                                   1,181                -
                                                                    -------          -------
Net Income Applicable to Common Shares                               16,297           17,119
Real Estate Depreciation                                              6,645            5,482
Partnership  Adjustments                                               (228)            (192)
Gain on Sale of Real Estate Properties                                    -           (2,047)
                                                                    -------          -------
Funds From Operations                                               $22,714          $20,362
                                                                    -------          -------
Basic Earnings Per Common Share                                     $  0.54          $  0.60
                                                                    -------          -------
Diluted Earnings Per Common Share                                   $  0.54          $  0.59
                                                                    -------          -------
Weighted Average Shares Outstanding                                  30,237           28,701
                                                                    -------          -------

                     HEALTH CARE PROPERTY INVESTORS, INC.
   Supplementary Financial Information for Three Months Ended March 31, 1998
     (Dollar amounts in thousands, except for Investment per Square Foot)
                              PORTFOLIO OVERVIEW

PORTFOLIO BY TYPE


                                       # of                             # of          # of        Investment       Investment
                                    Properties  Investment(1),(3)     Beds/Units      Sq. Ft.     Per Bed/Unit(2) Per Sq. Ft.(2)
                                    ----------  -----------------     ----------     ----------   --------------- --------------
Grand Total                             251       $1,148,268            24,954       12,274,000           --          --
Long-Term Care Facilities (4)           140          449,884             16,993       4,840,000           26          93
Congregate Care/                         75          340,037              6,474       4,662,000           57          77
   Assisted Living Facilities
Acute Care Hospitals                      8          102,128              1,012         887,000          101         115
Rehabilitation Hospitals                  6           74,878                475         493,000          158         152
Medical Office Buildings                 19          132,433                 --         955,000           --         139
Physician Group Practice Clinics          3           48,908                 --         437,000           --         112

(1) Includes joint venture investments and incorporates all partners' assets.
(2) Investment per bed/unit/square foot.  Excludes projects under construction.
(3) Includes 15,141 of construction in progress and related land purchases.
(4) Includes one Psychiatric Care Facility.

                                        Revenue                Percentage
                                       -----------             ----------
Grand Total                            $149,551(5)               100.0%
Long-Term Care Facilities (4)            66,136                   44.2%
Congregate Care/
   Assisted Living Facilities            35,004                   23.4%
Acute Care Hospitals                     14,236                    9.5%
Rehabilitation Hospitals                 12,278                    8.2%
Medical Office Buildings                 16,882                   11.3%
Physician Group Practice Clinics          5,015                    3.4%

(5) Annualized rental and interest income on total investments above.

PORTFOLIO BY OPERATOR

                                                       Revenue                 Percentage
                                                       --------                ----------
Grand Total (61 Operators)                             $149,551                  100.0%
Vencor, Inc.  (6)                                        23,085                   15.5%
HealthSouth Corporation                                  12,277                    8.2%
Emeritus Corporation                                     11,044                    7.4%
Beverly Enterprises, Inc.                                 9,585                    6.4%
Tenet Healthcare Corporation                              8,941                    6.0%
Columbia/HCA Healthcare Corporation                       7,982                    5.3%
Other Publicly Traded Operators (10 Operators)           23,501                   15.7%
Non Public Operators                                     53,136                   35.5%

(6) Guaranteed by Tenet.

                     HEALTH CARE PROPERTY INVESTORS, INC.
           Supplementary Financial Information as of March 31, 1998
                         (Dollar amounts in thousands)

PORTFOLIO BY STATE

                                               Revenues(1)         Percentage
                                               -----------         ----------
Grand Total                                     $149,551             100.0%

California                                        25,928              17.3%
Texas                                             21,460              14.3%
Florida                                           11,708               7.8%
Louisiana                                          9,182               6.1%
Indiana                                            6,936               4.6%
Ohio                                               6,732               4.5%
Arkansas                                           6,668               4.5%
Tennessee                                          5,708               3.8%
North Carolina                                     5,363               3.6%
Other (31 States)                                 49,866              33.5%

RENEWAL INFORMATION

                                              Lease Expirations and
                    Year                      Mortgage Maturities
                    ----                      ----------------------------------
                                             Revenues(1),(2)     Percentage
                                             ---------------     ----------
                Grand Total                     $138,839           100.0%

                    1998                           9,176             6.6%
                    1999                          19,360            13.9%
                    2000                          10,986             7.9%
                    2001                          16,895            12.2%
                    2002                           9,723             7.0%
                 Thereafter                       72,699            52.4%

(1) Annualized rental and interest income on total investments above. For renewal information only, the revenues exclude seven multi-tenant medical office buildings purchased by the Company during November and December 1997.

(2) This column includes the revenue impact by year and the total annualized rental and interest income associated with the properties subject to lease expiration, lessees' renewal options and/or purchase options, and mortgage maturities.

OTHER KEY INFORMATION

Cash Flow Coverage of All Rents and Mortgage Payments After Operator Management Fees (3)                  1.8
Cash Flow Coverage of All Rents and Mortgage Payments Before Operator Management Fees (3)                 2.1
Selected Occupancy Data: (excludes start-up operations)
     Long-Term Care Facilities                                                                            85%
     Congregate Care/Assisted Living Facilities                                                           83%
     Acute Care Hospitals                                                                                 44%
     Rehabilitation Hospitals                                                                             74%
Letters of Credit                                                                                    $40,500
First Quarter 1998 Retained Funds From Operations                                                    $ 3,356
Inception-to-Date of Funds From Operations Retained                                                  $99,376
Inception-to-Date Percent of Funds From Operations Retained                                             16.1%

(3) Excludes medical office buildings, physician group practice clinics and newly completed facilities under start up.